Exhibit 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UPFC ANNOUNCES 33% INCREASE IN NET INCOME

FROM CONTINUING OPERATIONS IN THE FIRST QUARTER 2006

Newport Beach, California – April 24, 2006 - United PanAm Financial Corp. (Nasdaq:UPFC) today announced results for its first quarter ended March 31, 2006.

For the quarter ended March 31, 2006, UPFC reported income of $6.8 million from continuing operations, compared to income of $5.1 million for the same period a year ago, representing a 33% increase over 2005. The Company reported income of $0.36 per diluted share from continuing operations for the first quarter of 2006 compared to $0.28 per diluted share for the same period a year ago, representing a 29% increase over 2005. The reported income includes an after tax charge of $347,000 or $0.02 per diluted share as a result of the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, on January 1, 2006.

As previously reported, UPFC discontinued its investment activities during the quarter ended March 31, 2006, and reported a loss of $0.7 million from discontinued operations compared to income of $1.1 million for the same period a year ago. For further information, see the Company’s Form 8-K filed with United States Securities and Exchange Commission on March 31, 2006.

Interest income on loans for the first quarter of 2006 rose 25% to $43.5 million from $34.7 million for the first quarter of 2005. Non-interest income increased to $1.4 million for the first quarter of 2006 from $0.2 million for the first quarter of 2005, primarily from $0.5 million proceeds from a preferred stock investment.

The Company purchased $145.8 million of automobile contracts during the first quarter of 2006, compared with $120.6 million during the same period a year ago, representing a 21% increase. Automobile contracts outstanding totaled $716.9 million at March 31, 2006, compared with $570.5 million at March 31, 2005, representing a 26% increase. The growth in automobile contracts is the result of the expansion of our branch network and portfolio growth at the branch level. During the first quarter of 2006, the Company opened six new auto finance branches bringing our total to 113 branches in 32 states. The Company intends to continue its philosophy of controlled expansion of the auto finance branch network and expects to open a total of 24 new branches during 2006.

The annualized non-interest expense as a percentage of average loan balances decreased to 11.2% for the first quarter of 2006, compared with 11.8% for the same period a year ago, representing a 60 basis points improvement.

The annualized quarterly net charge-off rate was 4.53% for the first quarter of 2006, compared with 4.71% for the comparable 2005 period, representing an 18 basis points improvement, and the allowance for loan losses decreased to $28.2 million at March 31, 2006 from $29.1 million at December 31, 2005 due primarily to a change in accounting estimate resulting from continued improvement in the quality of the Company’s loan portfolio and reduction in losses.

Delinquencies over 30 days amounted to 0.62% of outstanding automobile contracts at March 31, 2006, compared to 0.90% at December 31, 2005 and 0.39% at March 31, 2005. Delinquencies and total repossessions over 30 days amounted to 0.99% of outstanding automobile contracts at March 31, 2006, compared to 1.34% at December 31, 2005 and 0.73% at March 31, 2005.

“2006 showed a continuing controlled growth of 26% in automobile contracts while credit quality continued to be strong as indicated by the 18 basis points drop in the Company’s net charge-off rate from 2005,” said Guillermo Bron, Chairman. “In addition, as the number of mature branches increased we had a reduction in non-interest expense of 60 basis points from the same period in 2005.”

UPFC is a specialty finance company engaged in non-prime automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 113 branch offices in 32 states.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks, certain of which are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

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Editors Note: Three pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)	March 31, 2006 (Uunaudited)	December 31, 2005 (Audited)
Assets
Cash	$5,877	$8,199
Short term investments	12,635	13,096

Cash and cash equivalents	18,512	21,295
Restricted cash	63,181	53,058
Loans	681,465	633,656
Allowance for loan losses	(28,204)	(29,110)

Loans, net	653,261	604,546
Premises and equipment, net	4,147	3,881
Interest receivable	7,334	7,213
Deferred tax assets	12,956	12,956
Other assets	8,596	10,905
Assets of discontinued operations	—	495,318

Total assets	$767,987	$1,209,172

Liabilities and Shareholders’ Equity
Warehouse line of credit	$140,455	$54,009
Securitization notes payable	444,777	521,613
Accrued expenses and other liabilities	7,740	8,806
Junior subordinated debentures	10,310	10,310
Liabilities of discontinued operations	—	459,519

Total liabilities	603,282	1,054,257

Preferred Stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 17,243,978 and 17,120,250 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	78,434	76,054
Retained earnings	86,271	80,182
Unrealized loss on securities available for sale, net	—	(1,321)

Total shareholders’ equity	164,705	154,915

Total liabilities and shareholders’ equity	$767,987	$1,209,172

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share data)	Three Months Ended March 31,
	2006	2005
Interest Income
Loans	$43,456	$34,620
Short term investments	21	46

Total interest income	43,477	34,666

Interest Expense
Securitization notes payable	5,937	2,898
Warehouse line of credit	1,394	1,374
Junior subordinated debentures	191	143

Total interest expense	7,522	4,415

Net interest income	35,955	30,251
Provision for loan losses	6,798	5,713

Net interest income after provision for loan losses	29,157	24,538

Non-interest Income
Loan related charges and fees	759	116
Other income	652	44

Total non-interest income	1,411	160

Non-interest Expense
Compensation and benefits	11,646	9,533
Share based compensation	578	—
Occupancy	1,677	1,361
Other	5,378	5,116

Total non-interest expense	19,279	16,010

Income from continuing operations before income taxes	11,289	8,688
Income taxes	4,516	3,549

Income from continuing operations	6,773	5,139
(Loss) income from discontinued operations, net of tax	(684)	1,151

Net income	$6,089	$6,290

Earnings (loss) per share-basic:
Continuing operations	$0.39	$0.31
Discontinued operations	(0.04)	0.07

Net income	$0.35	$0.38

Weighted average basic shares outstanding	17,179	16,538

Earnings (loss) per share-diluted:
Continuing operations	$0.36	$0.28
Discontinued operations	(0.04)	0.06

Net income	$0.32	$0.34

Weighted average diluted shares outstanding	18,963	18,385

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

(Dollars and shares in thousands)	At or For the Three Months Ended
	March 31, 2006	March 31, 2005
Automobile Finance Data
Gross contracts purchased	$145,794	$120,630
Contracts outstanding	716,940	570,514
Unearned discount	(35,475)	(27,889)
Allowance for loan losses	(28,204)	(24,980)
Allowance for loan losses to gross loans net of unearned discount	4.14%	4.60%
Unearned discount to gross loans	4.95%	4.89%
Annualized net charge-offs to average contracts(1)	4.53%	4.71%
Delinquencies (% of net contracts)
31-60 days	0.39%	0.24%
61-90 days	0.15%	0.09%
90+ days	0.08%	0.06%

Total	0.62%	0.39%
Repossessions over 30 days past due (% of net contracts)	0.37%	0.34%
Total Delinquencies and repossessions over 30 days past due (% of net contracts)	0.99%	0.73%
Other Data
Return on average assets from continuing operations (1)	3.75%	3.41%
Return on average shareholders’ equity from continuing operations(1)	19.38%	19.19%
Consolidated capital to assets ratio	21.45%	12.32%
Weighted average shares outstanding	17,179	16,538
Additional shares included for fully diluted calculations	1,784	1,847

Number of shares used in fully diluted calculations	18,963	18,385

(1)	Quarterly information is annualized for comparability with full year information.